Exhibit 3

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of July 25, 2006, between Franklin Toti (“Seller”) and Michael J. Gaughan (“Buyer”).

RECITALS

WHEREAS, Buyer desires to purchase from Seller One Million (1,000,000) shares (the “Shares”) of the common stock, par value $.01 per share (the “Common Stock”), of Boyd Gaming Corporation, a Nevada corporation (the “Issuer”), owned by Seller.

WHEREAS, Seller is willing to sell to Buyer the Shares, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, Buyer and Seller hereby agree as follows:

AGREEMENTS

1. Purchase and Sale of Shares. Seller sells, and Buyer hereby purchases, the Shares in consideration for the payment of the consideration of such amount set forth opposite Buyer’s name on Schedule 1 attached hereto.

2. Purchase Price. No later than ten (10) business days after the date hereof, Buyer shall deliver to Seller (i) payment, by wire transfer to the bank account designated in the wire transfer instructions attached hereto as Exhibit A, of immediately available funds equal to fifty percent (50%) of the aggregate purchase price (the “Purchase Price”) of THIRTY SIX MILLION FOUR HUNDRED NINETY THOUSAND DOLLARS ($36,490,000), and (ii) the Note in the form attached hereto as Exhibit B, with an initial principal amount equal to fifty percent (50%) of the Purchase Price.

3. Deliveries.

(a) Concurrently herewith, Seller shall deliver to Buyer (i) certificates evidencing the Shares, (ii) an executed Assignment Separate From Certificate substantially in the form attached hereto as Exhibit C and (iii) an executed Spousal Consent in the form attached hereto as Exhibit D.

(b) Contemporaneously with delivery by Buyer of the Purchase Price pursuant to Section 2, Buyer and Seller shall deliver to each other counterparts of the Cross-Receipt attached hereto as Exhibit E.

4. Representations and Warranties of Seller. Seller represents and warrants to Buyer as follows:

(a) Seller owns all of the Shares free and clear of all liens, other than restrictions on transfer imposed by federal or state securities laws, and, to the actual knowledge of Seller, without investigation, none of such Shares are subject to preemptive rights or rights of first refusal created by statute or any oral or written agreement to which Seller is party or by which Seller or his assets or properties are or may be bound, other than pursuant to this Agreement and that certain Stockholders Agreement among the Issuer, William S. Boyd, Buyer, and Seller, dated as of July 1, 2004.

(b) To the actual knowledge of Seller, without investigation, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity or other third party is required by or with respect to Seller in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby.

(c) Seller has such knowledge and experience in financial affairs that Seller is capable of evaluating the merits and risks of a sale of the Shares. Seller has not relied in connection with this sale upon any representations, warranties or agreements other than those set forth in this Agreement. Seller’s financial situation is such that Seller can afford to bear the economic risk of selling the Shares for an indefinite period of time.

5. Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

(a) To the actual knowledge of Buyer, without investigation, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity is required by or with respect to Buyer in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby , other than filings under federal securities laws.

(b) Buyer has such knowledge and experience in financial affairs that Buyer is capable of evaluating the merits and risks of an investment in the Shares. Buyer has not relied in connection with this investment upon any representations, warranties or agreements other than those set forth in this Agreement. Buyer’s financial situation is such that Buyer can afford to bear the economic risk of holding the Shares for an indefinite period of time, and Buyer can afford to suffer the complete loss of Buyer’s investment in the Shares.

6. Access to Information.

(a) Each party hereby acknowledges that (i) he knows that the other party may have material, non-public information regarding the Issuer and its condition (financial and otherwise), results of operations, businesses, properties, plans (including plans regarding potential purchases of the Shares, which may be for different amounts or types of consideration) and prospects (collectively, “ Information “); (ii) he has been offered access to the Information, and has reviewed such Information as he deems appropriate, and he knows that such Information might be material to his decision to sell or purchase, as applicable, the Shares or might otherwise be materially adverse to his interests. Accordingly, without limiting any of the representations and warranties contained in this Agreement, each party acknowledges and agrees that no other party or any other Person shall have any obligation to disclose to him any of such Information.

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(b) Each party represents and warrants that he has adequate information to make an informed decision regarding the sale and purchase of the Shares and has independently, and without reliance upon any other party, made his own analysis and decision to sell or purchase, as the case may be, the Shares. Each party hereby waives and releases, to the fullest extent permitted by law, any and all claims and causes of action he has or may have against the other party, his affiliates and the representatives of each of them, directly or indirectly based upon, relating to or arising out of the sale of Shares pursuant to this Agreement, including any claim or cause of action based upon, relating to or arising out of nondisclosure of the Information (other than any claim based upon a breach of any representation or warranty contained herein).

7. Further Assurances. Upon request, Seller agrees to execute and deliver any additional documents reasonably deemed by Buyer to be necessary or desirable to complete the sale of the Shares contemplated hereunder.

8. Governing Law. All terms of and rights under this Agreement shall be governed by and construed in accordance with the internal law of the State of Nevada, without giving effect to principles of conflicts of law.

9. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Buyer, to the address listed opposite Buyer’s name on Schedule 1.

(b) if to Seller, to the address listed opposite Seller’s name on Schedule 1.

10. Amendments and Waivers. This Agreement may be amended, and any provision hereof may be waived, only by a writing signed by the party to be charged.

11. Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof and supersedes all prior oral and written and all contemporaneous oral discussions, agreements and understandings with respect to such subject matter.

12. Counterparts. This Agreement may be executed by facsimile signature and in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument. This Agreement shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties.

13. Severability. If any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction or other governmental entity to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the express intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

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14. Headings. The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

15. Successors and Assigns. Except as otherwise provided herein, this Agreement and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, the parties’ respective successors, assigns and legal representatives.

IN WITNESS WHEREOF, this Agreement is entered into as of the date first above written.

SELLER

By:	/s/ Franklin Toti
Franklin Toti

BUYER

By:	/s/ Michael J. Gaughan
Michael J. Gaughan

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Schedule 1

Number of Shares and Total Consideration for Buyer

Buyer	Number of Shares	Total Consideration
Michael J. Gaughan	1,000,000	$36,490,000

Addresses for Notices

Buyer:

Michael J. Gaughan

9777 Las Vegas Blvd. South

Las Vegas, NV 89183

Seller:

Franklin Toti

c/o The Orleans Hotel

4500 W. Tropicana

Las Vegas, NV 89103

EXHIBIT “B”

Note

TERM NOTE

$18,245,000	Las Vegas, Nevada
July 25, 2006

FOR VALUE RECEIVED, the undersigned, MICHAEL J. GAUGHAN (the “Obligor”) promises to pay to the order of FRANKLIN TOTI (“Payee”) at Las Vegas, Nevada, or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of EIGHTEEN MILLION TWO HUNDRED FORTY-FIVE THOUSAND DOLLARS ($18,245,000). From and after the date hereof interest will accrue on the unpaid principal balance from time to time outstanding until the principal balance is paid in full, at a rate of six percent (6%) per annum, calculated on the basis of a year of 365 or 366 days, as applicable, and charged for the actual number of days elapsed.

Principal and interest hereunder shall be payable by the Obligor on a monthly basis commencing on the first day of the second month after this Note is executed. (i.e. if the note is signed on July 25th the first payment would be on September 1st). The principal of the note and any unpaid accrued interest shall be due and payable on August 1, 2011. The Obligor may prepay principal and interest on this Note at any time, in any amount and without premium or penalty.

The failure to pay any principal or interest when due hereunder shall constitute a “Note Default” under this Note.

Upon the occurrence of any Note Default, all sums of principal and interest outstanding hereunder shall be immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by the Obligor. The Obligor shall pay to the holder immediately the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees, expended or incurred by the holder in connection with the enforcement of the holder’s rights and/or the collection of any amounts which become due to the holder under this Note, and the prosecution or defense of any action in any way related to this Note.

This Note shall be governed by and construed in accordance with the laws of the State of Nevada applicable to contracts executed in and to be performed entirely within the State of Nevada.

IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

Michael J. Gaughan